Exhibit 99.2

Cloud Peak Energy Inc., et al

Projected Sources and Uses of Cash

Period from October 24, 2019 though Projected Date of Emergence of December 13, 2019

$ in millions	Projected
Sources of Cash	10/24/19 - 12/13/19

Cash on Hand(1)	$120.3
Customer and Other AR	44.2
Surety Bond LC Cash Collateral(2)	25.7
Cash Received From NTEC at Closing	16.9
Total Sources of Cash	$207.1

$ in millions	Projected
Uses of Cash	10/24/19 - 12/13/19

DIP Principal, Interest, and Fees(3)	$(66.7)
Surety Bond LC Cash Collateral Funding(4)	(14.4)
Accrued Professional Fees(5)	(27.7)
Reorganized Debtor Funding Requirements(6)	(1.5)
Cures [503(b)(9) and Other](7)	(5.1)
Accrued Payroll and Benefits(8)	(11.5)
Other Administrative Expenses(9)	(18.6)
Total Uses of Cash	$(145.4)
Surplus/(Deficit)(10)	$61.7

Deduct: Surety Bond LC Cash Collateral	(25.7)
Add: Accrued Professional Fee Payment Timing	3.1
Add: Accrued Employee Benefit Payment Timing	1.4
Add: Reorganized Debtor Funding Timing	1.5
Projected Ending Cash Balance on 12/13/19	$42.0

(1)TOpening cash balance immediately prior to execution of the sale transaction with Navajo Transitional Energy Company [NTEC] on October 24, 2019.

(2)Total posted cash collateral following termination of ARS facility on October 24, 2019 (posted cash collateral will only be released following approval and transfer of mining permits post-emergence).

(3)Repaymenof outstanding DIP Principal (including DIP Rollup), Interest and Fees on October 24, 2019.

(4)Additional cash collateral posted following termination of ARS facility on October 24, 2019 in order to cash collateralize the total value of outstanding LCs ($25.7) associated with surety bonds.

(5)Estimated accrued/outstanding restructuring professional fees as of September 30, 2019 (including UST fees) plus estimated restructuring professional fees (including UST fees) to be incurred through date of emergence.

(6)Estimated funding required to cover the first year (FY 2020) of operating and other expenses of the reorganized debtor (post-emergence).

(7)Estimated 503(b)(9) and other contract cure/settlement amounts to be paid at emergence.

(8)Accrued payroll, vacation, bonuses and estimated incurred but unpaid medical, dental, prescription drug and other benefit claims (Debtor is self insured) as of October 23, 2019.

(9)Estimated post-petition outstanding accounts payable and accrued liabilities ($16.1) as of October 23, 2019 (net of post-petition accounts payable assumed by NTEC and excluding restructuring professional fees and UST fees accounted for in the Accrued Professional Fees line above).  Amount also includes estimated operating/administrative expenses for the period from October 24, 2019 through the December 13, 2019 emergence date.

(10)Reflects release of all cash collateral posted for surety bond LCs ($25.7M) on emergence date.  Actual collateral release will occur subsequent to emergence upon transfer of mining permits.